Dechert LLP 1900 K Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax

July 29, 2026

The Weitz Funds

3555 Farnam Street

Suite 800

Omaha, Nebraska 68131

Ladies and Gentlemen:

We have acted as counsel for The Weitz Funds (the “Trust”) and are familiar with the Trust’s registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Trust is organized as a statutory trust under the laws of the State of Delaware.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Trust’s Declaration of Trust as currently in effect; (ii) the Trust’s By-Laws as currently in effect; (iii) Post-Effective Amendment No. 57 to the Registration Statement; and (iv) such other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Trust’s shares to be sold pursuant to Post-Effective Amendment No. 57 to the Registration Statement, when it is effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in Post-Effective Amendment No. 57 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 57 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Trust’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Trust’s Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 57 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

______________

/s/ Dechert LLP

Dechert LLP